Revised July 21, 2015

SCHEDULE A

TO THE DISTRIBUTION AGREEMENT BETWEEN
ULTIMUS MANAGERS TRUST
AND
ULTIMUS FUND DISTRIBUTORS, LLC
Dated June 7, 2012

FUND PORTFOLIOS
Alambic Small Cap Value Plus Fund
APEXcm Small/Mid Cap Growth Fund
Blue Current Global Dividend Fund
Barrow Value Opportunity Fund
Barrow Long/Short Opportunity Fund
Cincinnati Asset Management Funds: Broad Market Strategic Income Fund
Galapagos Partners Select Equity Fund
Lyrical U.S. Value Equity Fund
Lyrical U.S. Hedged Value Fund
Ryan Labs Core Bond Fund
Topturn OneEighty Fund
Waycross Long/Short Equity Fund
Wavelength Interest Rate Neutral Fund